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LAWSON SOFTWARE, INC.
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Lawson Software Reports Preliminary Fourth Quarter of Fiscal 2011 Results

ST. PAUL, Minn., June 15, 2011 — Lawson Software, Inc. (Nasdaq: LWSN) today reported preliminary financial results for its fourth quarter of fiscal year 2011, which ended May 31, 2011.

Highlights of Lawson’s preliminary Q4 financial results include:

•                  GAAP revenues of $208 - $212 million; non-GAAP revenues of $210 - $214 million

•                  GAAP EPS of $0.06 - $0.07; non-GAAP EPS of $0.15 - $0.16

•                  Cash and cash equivalents balance of approximately $505 million

As reported under generally accepted accounting principles (GAAP), preliminary fourth quarter fiscal 2011 revenues are anticipated to be in the range of $208 to $212 million and fully diluted earnings per share (EPS) are anticipated to be $0.06 to $0.07. These preliminary results increased compared to fourth quarter of fiscal year 2010 revenues of $197 million and fully diluted EPS of $0.02. With a strong ending cash and cash equivalents balance, the company expects it will meet or exceed its original guidance of $130 million of free cash flow in fiscal year 2011. Of the approximately $505 million of cash and cash equivalents balance at year end, more than $300 million was available in the United States.

Preliminary fourth quarter non-GAAP revenues are anticipated to be in the range of $210 to $214 million and fully diluted EPS is anticipated to be $0.15 to $0.16. These preliminary non-GAAP results increased compared to fourth quarter of fiscal year 2010 non-GAAP revenues of $200 million and fully diluted EPS of $0.12.

These results are preliminary and may change as the company completes its financial statement close process and year-end audit. Additionally, if the pending transaction by GGC Software Holdings, Inc., an affiliate of Golden Gate Capital and Infor, closes before the company completes the audit, certain deal-related fees may be recorded for the period ending May 31, 2011.

Preliminary fourth quarter non-GAAP revenues include the addition of approximately $2 million of revenues impacted by purchase accounting adjustments. Preliminary fourth quarter non-GAAP EPS includes the addition of the revenues impacted by purchase accounting adjustments and excludes $16 million of pre-tax expenses for amortization of acquired intangibles, non-cash stock-based compensation and amortization of purchased maintenance contracts. Non-GAAP EPS also excludes $4 million of pre-tax non-operating expenses primarily related to non-cash convertible note interest and includes a provision for income taxes based upon a rate of 35 percent in fiscal 2011, which is applied consistently throughout the year.

“Our preliminary fourth quarter results reflect our multi-year focus on improving the operating performance of the company,” said Harry Debes, president and chief executive officer. “We achieved nearly 20 percent non-GAAP operating margin in the fourth quarter and we ended the fiscal year with cash and cash equivalents exceeding $500 million. I would like to thank our customers, partners and employees for their commitment to Lawson and for their support over the years.”

Given the pending acquisition by GGC Software Holdings, Inc., an affiliate of Golden Gate Capital and Infor, the company will not be holding a conference call to discuss fourth quarter results and future outlook.

About Lawson Software

Lawson Software is a global provider of enterprise software.  We provide business application software, maintenance and consulting to customers primarily in specific services, trade and manufacturing/distribution industries.  We specialize in and target specific industries including healthcare, services, public sector, equipment service management & rental, manufacturing & distribution and consumer products industries.  Our software solutions include Enterprise Financial Management, Human Capital Management, Business Intelligence, Asset Management, Enterprise Performance Management, Supply Chain Management, Service Management, Manufacturing Operations, Business Project Management and industry-tailored applications. Our applications help automate and integrate critical business processes, which enable our customers to collaborate with their partners, suppliers and employees, reduce costs and enhance business or operational performance. Lawson is headquartered in St. Paul, Minn., and has offices around the world. Visit Lawson online at www.lawson.com. For Lawson’s listing on the First North exchange in Sweden, Premium AB is acting as the Certified Adviser.

Forward-Looking Statements

This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include but are not limited to: the risk that the pending merger with GGC Software Holdings, Inc., an affiliate of Golden Gate Capital and Infor, may not be completed on a timely basis, if at all; the risk that the conditions to the consummation of the merger may not be satisfied; the risk that the merger may involve unexpected costs, liabilities or delays; the risk that expected benefits of the merger may not materialize as expected; the risk that, prior to the completion of the merger, Lawson’s business may experience significant disruptions, including loss of customers or employees, due to transaction-related uncertainty or other factors; the fact that legal proceedings that have been instituted and the possibility that additional legal proceedings may be instituted against Lawson, its directors and/or others relating to the merger and the outcome of such proceedings; the possible occurrence of an event, change or other circumstance that could result in termination of the merger agreement; uncertainties in the software industry; uncertainties as to when and whether the conditions for the recognition of deferred revenue will be satisfied; increased competition; the impact of foreign currency exchange rate fluctuations; changes in conditions in Lawson’s targeted industries; the outcome of pending litigation; the relief sought by Lawson with respect to the judgment in the ePlus litigation might not be granted in whole or in part; and other risk factors listed in Lawson’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Lawson assumes no obligation to update any forward-looking information contained in this press release.

Use of Non-GAAP Financial Measure Reconciliations

We believe our presentation of non-GAAP revenues, operating income, operating margin, net income and diluted net income per share provide meaningful insight into our operating performance and an alternative perspective of our results of operations.  We use these non-GAAP measures to assess our operating performance, develop budgets, serve as a measurement for incentive compensation awards and manage expenditures. Presentation of these non-GAAP measures allows investors to review our results of operations from the same perspective as management and our Board of Directors.  These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analysis and comparisons of our current and past results of operations, facilitate comparisons of our operating results with those of our competitors and provide insight into the prospects of our future performance. We also believe that the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze software companies including those that have recently made significant acquisitions.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from the methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable U.S. GAAP results provided for each period presented, which are attached to this release.

The non-GAAP adjustments we make to our reported U.S. GAAP results are primarily related to purchase accounting and other acquisition matters, significant non-cash accounting charges and restructuring charges.

Our primary non-GAAP reconciling items are as follows:

Purchase Accounting Impact on Revenue - Our non-GAAP financial results include pro forma adjustments to increase maintenance and consulting revenues that we would have recognized if we had not adjusted acquired deferred revenues to their fair values as required by U.S.GAAP. Certain deferred revenues for maintenance and consulting on the acquired entity’s balance sheet, at the time of the acquisition, were eliminated from U.S. GAAP results as part of the purchase accounting for the acquisition. As a result, our U.S. GAAP results do not, in management’s view, reflect all of our maintenance and consulting activity. We believe the inclusion of the non-GAAP revenue adjustment provides investors a helpful alternative view of Lawson’s maintenance and consulting operations.

Amortization of Purchased Maintenance Contracts - We have excluded amortization of purchased maintenance contracts from our non-GAAP results. The purchase price related to these contracts is being amortized based upon the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the contracts. We believe that the exclusion of the amortization expense related to the purchased maintenance contracts provides investors an enhanced understanding of our results of operations.

Share-Based Compensation - Expense related to stock-based compensation has been excluded from our non-GAAP results of operations. These charges consist of the estimated fair value of share-based awards including stock options, restricted stock, restricted stock units and share purchases under our employee stock purchase plan. While the charges for stock-based compensation are of a recurring nature, as we grant stock-based awards to attract and retain quality employees and as an incentive to help achieve financial and other corporate goals, we exclude them from our results of operation in assessing our operating performance. These charges are typically non-cash and are often the result of complex calculations using an option-pricing model that estimates stock-based awards’ fair value based on factors such as volatility and risk-free interest rates that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in our operating plans that we use to manage our business. In addition, we believe the exclusion of these charges facilitates comparisons of our operating results with those of our competitors who may have different policies regarding the use of stock-based awards.

Pre-Merger Claims Reserve Adjustment - We have excluded the adjustment to our pre-merger claims reserve from our non-GAAP results. As part of the purchase accounting relating to acquisition of Intentia, we established a reserve for Intentia customer claims and disputes that arose before the acquisition which were originally recorded to goodwill. As we are outside the period in which adjustments to such purchase accounting is allowed, adjustments to the reserve are recorded in our general and administrative expenses under GAAP. We do not consider the adjustments to this reserve established under purchase accounting in our assessment of our operating performance. Further, since this reserve was established in purchase accounting, the original charge was not reflected in our operating results. We believe that the exclusion of the pre-merger claims reserve adjustment provides investors an appropriate alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Transaction and Integration Costs - We have incurred various transaction and integration costs related to our acquisitions and the potential merger transaction with GGC Software Holdings, Inc, an affiliate of Golden Gate Capital and Infor. The costs of integrating the operations of acquired businesses and Lawson are incremental to our historical costs and are charged to our U.S. GAAP results of operations in the periods incurred. Beginning in fiscal 2010, acquisition related transaction costs have also been charged to our U.S. GAAP results of operations. We do not consider these costs in our assessment of our operating performance. While these costs are not recurring with respect to our past acquisitions, we may incur similar costs in the future if we pursue other acquisitions or other strategic alternatives.  These costs are generally reflected in general and administrative expenses in our Consolidated Statements of Operations. In addition, these costs include the change in the estimated fair value of the contingent consideration we have recorded in conjunction with our acquisition of Enwisen in December 2010 which is reflected in other income (expense), net.  We believe that the exclusion of the non-recurring acquisition related and integration costs provides investors a useful alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Pension Gain - We have implemented certain modifications to our pension plan in Norway.  These modifications resulted in a curtailment of benefits under the plan and resulted in our recording a gain related to the change in all active participants’ projected benefit obligations resulting from the curtailment.  In addition, these modifications led to a settlement of active participants’ projected benefit obligations and resulted in our recording an additional gain related to the pension settlement.  We do not consider these gains in our assessment of our operating performance.  We believe that the exclusion of the non-recurring pension gains provide investors a useful alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Restructuring - We have recorded various restructuring charges related to actions taken to reduce our cost structure to enhance operating effectiveness and improve profitability and to eliminate certain redundancies in connection with acquisitions. These restructuring activities impacted different functional areas of our operations in different locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event. These charges include costs related to severance and other termination benefits as well as costs to exit leased facilities. These restructuring charges are excluded from management’s assessment of our operating performance. We believe that the exclusion of the restructuring charges provides investors a useful alternative view of the cost structure of our operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Amortization of Acquired Intangibles - We have excluded amortization of acquisition-related intangible assets including purchased technology, client lists, customer relationships, trademarks, order backlog and non-compete agreements from our non-GAAP results. The fair value of the intangible assets, which was allocated to these assets through purchase accounting, is amortized using accelerated or straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. While these non-cash amortization charges are recurring in nature and the underlying assets benefit our operations, this amortization expense can fluctuate significantly based on the nature, timing and size of our past acquisitions and may be affected by future acquisitions. This makes comparisons of our current and historic operating performance difficult. Therefore, we exclude such expenses when analyzing the results of our operations including those of acquired entities. We believe that the exclusion of the amortization expense of acquired intangible assets provides investors useful information facilitating comparison of our results period-over-period and with other companies in the software industry as they each have their own acquisition histories and related non-GAAP adjustments.

Non-Cash Interest Expense Related to Convertible Debt - We have excluded the incremental non-cash interest expense related to our $240.0 million 2.5% senior convertible notes that we are required to recognize under U.S. GAAP for convertible debt securities from our non-GAAP results of operations for all periods presented. This accounting guidance requires us to recognize additional non-cash interest expense based on the market rate for similar debt instruments that do not contain a comparable conversion feature.  We have allocated a portion of the proceeds from the issuance of the senior notes to the embedded conversion feature resulting in a discount on our senior notes.  The debt discount is being amortized as additional non-cash interest expense over the term of the notes using the effective interest method.  These non-cash interest charges are not included in our operating plans and are not included in management’s assessment of our operating performance. We believe that the exclusion of the non-cash interest charges provides a useful alternative for investors to evaluate the cost structure of our operations in a manner consistent with our internal evaluation of our cost structure.

Bankruptcy Settlement - We have excluded the net gain we recorded on settlement of certain claims that arose due to Lehman OTC’s bankruptcy.  These claims related to our business relationships with Lehman OTC, including a convertible note hedge transaction and a warrant transaction both entered into as part of the issuance of our senior convertible notes and an accelerated share repurchase transaction.  As a result of the payments and collections related to the settlement of these obligations, we recorded a net gain which we do not consider in our assessment of our operating performance.  We believe that the exclusion of the net gain from this non-recurring bankruptcy settlement provides investors a useful alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Non-GAAP Tax Provision Adjustments - The non-GAAP tax provision adjustments are due to the increase in non-GAAP taxable income as compared to U.S. GAAP taxable income resulting from the non-GAAP reconciling items detailed in the below table and the jurisdictional mix of non-GAAP and U.S. GAAP taxable income. The non-GAAP tax provision adjustments are made to reflect the annual global effective non-GAAP tax rate for each period.

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LAWSON SOFTWARE, INC.

RECONCILIATIONS OF SELECTED PRELIMINARY GAAP TO NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

(unaudited)

Reconciliation of GAAP revenues to equivalent non-GAAP measures

	Three Months Ended
	May 31,
	2011
	Low	High	2010
GAAP revenue	$208,000	$212,000	$197,027
Non-GAAP revenue adjustments:
Purchase accounting impact on maintenance revenues	—	—	2,305
Purchase accounting impact on consulting revenues	2,000	2,000	779
Non-GAAP revenue adjustments	2,000	2,000	3,084
Non-GAAP revenue	$210,000	$214,000	$200,111

Reconciliation of GAAP net income per diluted share to non-GAAP net income per diluted share

	Three Months Ended
	May 31,
	2011
	Low	High	2010
GAAP net income per diluted share	$0.06	$0.07	$0.02
Purchase accounting impact on revenue	0.01	0.01	0.02
Pre-tax expenses	0.10	0.10	0.11
Non-cash interest expense & other	0.02	0.02	0.01
Tax provision adjustment (1)	(0.04)	(0.04)	(0.03)
Non-GAAP net income per diluted share (2)	$0.15	$0.16	$0.12

(1) Based on a projected annual global effective tax rate analysis, the non-GAAP tax provision was calculated to be 35% for fiscal 2011 and 37% for fiscal 2010.  Non-GAAP tax provision is calculated by reflecting the non-GAAP adjustments on a jurisdictional basis.

(2) Net income per share columns may not total due to rounding.

Lawson Software

Investor Contacts:

Barbara Doyle

+1-651-767-4385

investor@lawson.com

Heather Pribyl

+1-651-767-6459

investor@lawson.com

Media Contacts:

Terry Blake

+1-651-767-4766

terry.blake@us.lawson.com

Joe Thornton

+1-651-767-6154

joe.thornton@us.lawson.com